CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260, ext. 206

FOR IMMEDIATE RELEASE

LANGER ANNOUNCES SALE OF BI-OP LABORATORIES, INC.

Deer Park, New York - August 1, 2008 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) today announced the closing of the sale of the stock of Bi-Op Laboratories, Inc. (“Bi-Op”) to a group of investors that includes Raynald Henry, the current general manager of Bi-Op. The initial sales price was $2,125,000, which was paid in cash at closing. The sales price will be adjusted based on the level of working capital, as defined by the purchase agreement, within approximately 90 days.

Gray Hudkins, President and CEO of Langer, commented: “We are pleased to complete the sale of Bi-Op, our Quebec subsidiary, which both manufactures custom foot orthotics and provides orthotic and prosthetic services in a clinic co-located with the manufacturing facility. With the closing of this transaction, we have completed another step in our previously announced strategic alternatives review by monetizing a small piece of our Company at an attractive multiple of cash flow. This sale further allows us to simplify our business and reduce our overall corporate and compliance expenses. As we have previously noted, we will continue working to review the strategic alternatives available to our various business units and make public announcements at appropriate times about our decisions.”

As a result of this transaction, the Company will reflect a goodwill impairment estimated at approximately $440,000 as a result of the net loss associated with this sale in the second quarter of 2008, which is subject to adjustment based upon the level of working capital.

Langer was represented in the transaction by The Walden Group, a strategic healthcare investment banking firm based in Tarrytown, NY.

Langer, together with its wholly owned subsidiary Silipos, is a provider of quality medical products long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft and Silipos, the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products to branded consumer products companies, direct marketers, distribution partners, and specialty retailers, among others. Langer is based in Deer Park, NY, and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, and sales and marketing offices in Toronto, Canada; and New York, NY. You can learn more about us by visiting our website at http://www.langerinc.com.

Forward-looking Statements

This press release includes “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at http://www.langerinc.com or the Securities and Exchange Commission’s web site at http://www.sec.gov.

For more information, contact:

W. Gray Hudkins, President and Chief Executive Officer
   (212) 687-3260
ghudkins@langerinc.com